Exhibit 10.1

Execution Copy

SECOND AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is dated and effective as of April 7, 2011, by and among The Wood Energy Group, Inc., a Missouri corporation (the “Borrower”), whose address is 2255 Glades Road, Suite 342-W, Boca Raton, Florida 33431, and FIFTH THIRD BANK, an Ohio banking corporation, whose address is 222 South Riverside Plaza, 32nd Floor, Chicago, Illinois, 60606 (the “Bank”).

RECITALS

A.
Borrower and the Bank entered into that certain Loan and Security Agreement dated as of September 4, 2009, as amended by a First Amendment, dated May 21, 2010, pursuant to which the Bank agreed to make certain Capex, Revolving and Term Loans to Borrower (the “Loan Agreement”).

B.	Borrower has requested that the Bank waive certain Events of Default and amend the Loan Agreement in certain respects.

C.
The Bank is willing to amend the Loan Agreement and waive certain Events of Default, subject to the amendments to the Loan Agreement set forth herein and execution of the Loan Documents attached hereto, and the other terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing Recitals, and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings specified for such terms in the Loan Agreement and the Loan Documents identified therein and herein. All references herein to Articles and Sections shall mean the Articles and Sections of the Loan Agreement.

2. Amendments to Loan Agreement.

(a) The following definitions contained in Article 1 of the Loan Agreement are hereby deleted and replaced in their entirety with the following:

“Asset Disposition” shall mean the sale, lease assignment or other transfer for value (each a “Disposition”) by the Borrower to any Person of any Collateral (including the loss, destruction or damage of any thereof or any actual or threatened (in writing to the Borrower) condemnation, confiscation, requisition, seizure or taking thereof), or arty other real property owned. by Borrower, other than (a) the disposition of any asset which is to be replaced, and is in fact replaced, within ninety (90) days With another asset performing the same or a similar function, or (b) the sale or lease of inventory in the ordinary course of business.

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“Capex Facility” shall mean a Capex Loan in the principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), converting to a Term Loan, for the purpose of financing the purchase of Equipment.

“Capex Loan Commitment” shall mean an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00).

“Capex Loan Maturity Date” shall mean April 1, 2012.

“EBITDA” shall mean, for any period, the sum for such period of: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes (including the Illinois replacement tax) as determined in accordance with GAAP, plus (iv) Depreciation and Amortization, plus (v) extraordinary losses as defined by GAAP and all other non-cash charges, plus (vi) Permitted Distributions, if any (pursuant to Sections 8.7 and 3.11), minus (vii) any items of gain which are extraordinary items as defined by GAAP, including, without limitation, that portion of Net Income arising out of the sale of assets outside of the ordinary course of business, in each case to the extent included in determining Net Income for such period. Borrower may add back the deferred gross margin in each quarterly Computation Period related to completed contract accounting.

“Revolving Loan Maturity Date” shall mean April I, 2012.

(b)           The following definition contained in Article 1 of the Loan Agreement is amended as follows:

The “Term Loan Commitment” shall be increased by the amount of Seven Hundred Twenty Thousand Seven Hundred Thirty Nine Dollars ($720,739.00) to reflect the Term Note (Converted Loan) executed by Borrower on April 7,2011.

(c)           The following definition is added to Article 1 of the Loan Agreement:

“Capex Facility Maturity Date” shall mean September 3, 2014.

(d)           Section 2.1(c) of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

(c)
Terming out of Capex Loans. On the applicable Capex Loan Maturity Date, all then-outstanding Capex Loans shall automatically be converted into a Term Loan maturing on the Capex Facility Maturity Date bearing interest at the same rate as the Term Loan (each a “Converted Loan” and collectively “Converted Loans”). The principal balance of the Converted Loans with respect to the Capex Facility will be amortized over a 60-month period and principal and interest thereon will be payable in arrears on the last day of each calendar month. In order to effectuate the foregoing, Borrower will execute a note evidencing such Converted Loans in the form set forth in Exhibit G attached hereto on the Capex Loan Maturity Date. Provided that there is no Unmatured Event of Default or Event of Default at that time, the Bank agrees to increase the aggregate Term Loan Commitment by the amount of the Converted Loans then being converted.

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(e)             Section 2.2(c) of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

(c)
Term Loan Principal Payments. The outstanding principal balance of the Term Loan with respect to the Term Note dated September 4, 2009, shall be repaid in equal monthly principal installments of Fifty Thousand Dollars and No/100 Dollars ($50,000.00), and the outstanding principal balance of the Term Loan with respect to the Term Note (Converted Loan) dated April 7, 2011, shall be repaid in equal monthly principal installments of Twelve Thousand and Five and 48/100 Dollars ($12,005.48), together with an additional amount representing accrued interest as set forth above, on the last day of each month, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date. Principal amounts repaid on the Term Note may not be borrowed again.

(f)             Section 8.5 of the Loan Agreement is hereby amended to replace “sixty (60) days” with “ninety (90) days”.

(g)            Section 8.7 of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

Distributions. Borrower shall not, either directly or indirectly, purchase or redeem any shares of its Stock, or declare or pay any dividends (other than stock or equity dividends), whether in cash or otherwise, or set aside any funds for any such purpose or make any distribution to its members; provided, however, that if Borrower is in compliance with the Financial Covenants contained in Sections 10.1, 10.2, and 10.3 for the fiscal quarter ending on December 31, 2011, and thereafter, Borrower may make Permitted Distributions so long as Borrower remains in compliance with the Financial Covenants contained in Sections 10.1, 10.2, and 10.3.

(h)             Section 8.11 of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

Transactions with Affiliates. The Borrower shall not enter into, or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms which are fully disclosed in writing to the Bank and no more favorable to such Person than would be obtained in a comparable arm's length transaction with a person not an Affiliate. Borrower may not make Management Fee payments to Banyan Rail Services, Inc.; provided, however, that if Borrower is in compliance with the Financial Covenants contained in Sections 10,1, 10.2, and 10.3 for the fiscal quarter ending on December 31,2011, and thereafter, Borrower may make Management Fee payments to Banyan Rail Services, Inc. so long as Borrower remains in compliance with the Financial Covenants contained in Sections 10.1, 10.2, and 10.3.

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(i)             Section 8.13 of the Loan Agreement is hereby amended to replace “sixty (60) days” with “ninety (90) days”.

(j)             Sections 10.1, 10.2 and 10.3 of the Loan Agreement are hereby deleted and replaced in their entirety with the following:
10.1            Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, the Borrower shall maintain for the then-completed Computation Period, a fixed' charge coverage ratio of not less than 1.20 to 1.00 commencing on December 31, 2009; provided; however, the ratio for the quarter ending March 31, 2011 shall not be tested, the ratio for the fiscal quarters ending June 30, 2011 and September 30, 2011 shall not be less than 1.1 to 1.00 and the ratio for the fiscal quarter ending on December 31, 2011, and thereafter, shall be not less than 1.2 to 1.00. The Fixed Charge Coverage Ratio shall be computed as a ratio of (i) EBITDA minus certain charges during such Computation Period consisting of (x) Federal and State income taxes paid, (y) Permitted Distributions, if any (pursuant to Sections 8.7 and 8.11), and (z) cash payments for Capital Expenditures not financed by additional Indebtedness, Of cash payments from Banyan Rail Services, Inc. (as successor by merger to B.H.I.T. Inc.) to Borrower for financing Capital Expenditures, all determined in accordance with GAAP, to (ii) all scheduled principal and interest payments paid by the Borrower with respect to the Obligations during such Computation Period.

10.2            Total Debt Coverage Ratio. At the end of each fiscal quarter, the Borrower shall maintain for the then-completed Computation Period a ratio of (i) Total Debt to (ii) EBITDA, of not more  than 3.00 to 1.00; provided, however, the ratio for the quarter ending March 31,2011 shall not be tested, the ratio for the fiscal quarters ending June 30, 2011 and September 30, 2011, shall be not more than 4.00 to 1.00 and the ratio for the fiscal quarter ending on December 31, 2011, and thereafter, shall not be more than 3.00 to 1.00.

10.3            Minimum EBITDA. At the end of each fiscal quarter, the Borrower shall maintain for tile then completed Computation Period a minimum EBITDA of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) for the Computation Periods through and including June 30, 2010 (measured 011 an actual annualized basis), and a minimum EBITDA of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) for the Computation Periods thereafter; provided, however, the minimum EBITDA for the quarter ending March 31, 2011 shall not be tested, the minimum EBITDA for the fiscal quarters ending June 30,2011 and September 30,2011 shall be One Million and No/100 Dollars ($1,000,000.00) and the minimum EBITDA for the fiscal quarter ending on December 31, 2011, and thereafter, shall be One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

3.             Certain Documents.  Simultaneously with the execution and delivery of this Amendment, Borrower shall deliver or cause to be delivered, to Bank the following:

(a)            Second Substitute Revolving Note in the form attached hereto as Exhibit A-2;

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(b)           Second Substitute Capex Note in the form attached hereto as Exhibit A-2;
(c)           Term Note (Converted Loan) in the form attached hereto as Exhibit C-2;

(d)           Resolutions of the Board of Directors and/or Shareholders of the Borrower and Guarantor authorizing the execution of this Amendment and the Loan Documents; and

(e)           Reaffirmation of Guaranty of Banyan Rail Services, Inc.

4.            Waiver.

(a)
Notwithstanding the occurrence and continuance of the Specified Events of Default (as defined below), subject to the terms and conditions hereof, the Bank agrees to waive the exercise of any or all rights and remedies under the Loan Agreement, the Loan Documents and applicable law, solely in respect to the Specified Events of Default.

(b)	The Bank's waiver is contingent upon the Borrower's and the Bank's execution, on or before April 7, 2011, of a Second Amendment to the Loan Agreement, on terms acceptable to the Bank

(c)
The “Specified Events of Default” are the Events of Default occurring under Sections 10.1, 10.2 and 10.3 of the Loan Agreement as a result of the Borrower's failure to maintain not less than the specified Fixed Charge Coverage Ratio, Minimum EBITDA and Total Debt Coverage Ratio for the Computation Period ending December 31, 2010.

5.            Amendment Consent Fee. At Closing, Borrower shall pay to the Bank an Amendment Consent Fee of Twenty One Thousand Six Hundred Fifty Dollars ($21,650.00).

6.            Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank that the execution and delivery of this Amendment and the Loan Documents described in Section 3 to Which Borrower is a party have been duly authorized by all necessary corporate action on the part of Borrower, and that this Amendment and the Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower and constitute legal and binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

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7.             Reimbursement of Expenses. To further induce Bank to enter into this Amendment, Borrower hereby agrees to pay, at closing, all costs and expenses reasonably incurred by Bank (including, without limitation, reasonable attorneys” fees and disbursements) in connection with the preparation, negotiation, execution and delivery of this Amendment and the Loan Documents contemplated hereby, including all reasonable outstanding costs and expenses in connection to the Loan Agreement or any proposed amendments thereto.

8.             Re-adoption. Borrower hereby remakes and .readopts each and every covenant, representation and Warranty set forth in the Loan Agreement and the other Loan Documents (except fat representations which specifically relate to an earlier date). Borrower hereby represents. and warrants to Bank that, except as provided in Section 4, no Event of Default has occurred and is continuing and no Unmatured Event of Default has occurred and is continuing.

9.             No Waiver. Except as provided in Section 4, nothing contained in this Amendment shall be deemed to constitute or shall be construed as a waiver of any rights, remedies or security granted to Bank under the Loan Agreement, or any of the other Loan Documents executed and delivered in connection therewith, or a waiver of or acquiescence to any Event of Default

10.           No Other Modifications. Except as expressly set forth herein, all of the terms, covenants, agreements and conditions set forth in the Loan Agreement shall remain unmodified and in full force and effect.  To the extent any of such terms, covenants, agreements or conditions in any of the other Loan Documents executed and delivered in connection with the Loan Agreement may contradict or be in conflict with the Loan Agreement, as amended hereby, such terms, covenants, agreements and conditions are hereby deemed modified and amended accordingly, effective as of the date hereof to reflect the terms and conditions of the Loan Agreement, as amended hereby.

11.           Facsimile Counterparts. This Amendment may be- executed by facsimile in any number of counterparts and by the different parties hereto by facsimile on separate- counterparts and each such counterpart shall be deemed an original, but all such counterparts shall constitute one and the same document.

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Execution Copy

[Signature Page For Second Amendment To Loan And Security Agreement]

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Second Amendment to Loan and Security Agreement as of the date first above written.

THE WOOD ENERGY GROUP, INC,
a Missouri corporation

By:	/s/ Gary O. Marino
Its:	CEO

Agreed and accepted:

FIFTH THIRD BANK,
an Ohio banking corporation

By:	/s/ Craig Schuth

Its:	Vice President